Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, dated January 19, 2024, included in this Post-Effective Amendment No. 1 to the Registration Statement Form N-1A, File No. 333-274946 of Harbor Funds II (the “Registration Statement”).

We also consent to the use of our report dated December 21, 2023, with respect to the financial statement of Embark Small Cap Equity Fund, one of the funds constituting the Harbor Funds II, as of December 4, 2023, included in the Statement of Additional Information in this Registration Statement, filed with the Securities and Exchange Commission.

Chicago Illinois

January 19, 2024